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THE
SHEMANO
GROUP

Michael W. Sanders
Attorney at Law
20333 S.H. 249, Suite 600
Houston, Texas 77070

January 21, 2005

RE: CONFIRMATION OF CARVE OUT TO FINDERS COMPENSATION

Mr. Sanders:

Firstly, congratulations on the recent funding of VitroTech Corporation ("VitroTech"). I understand from some of the investors in VitroTech with whom we have an excellent relationship, how dedicated you have been personally as VitroTech's legal counsel to ensure the successful closing of the Vitrobirth financing. Secondly, and the purpose of this letter, is to go on record to note that the One Hundred Thousand Dollar Finders Fee ("Finders Fee") which was received by our firm following the closing of the recent financing is a carve out from the Finders Agreement ("the Agreement") executed between VitroTech and The Shemano Group as of August 11, 2004.

Since we have been sensitive to the financial pressures on VitroTech as a result of the delay in closing the financing, and frankly are more interested in investing in a long term relationship with VitroTech, we agreed to waive any rights to warrants outlined in paragraph 3(b) of the Finders Agreements, and moreover, notwithstanding the cash compensation entitlement of eight percent (8%) as outlined in paragraph 3(a) of the Agreement, in consideration of the Finders Fees that we have already received, the Cash Compensation outlined in Paragraph 3(a) is no longer applicable.

I personally spoke to the principal investor representing Vitrobirth as well as Vitrobirth's attorney's and am confident that VitroTech as a value-added and hands-on investor in Vitrobirth which we believe will inure to the benefit of VitroTech.

We look forward to the developing a long term relationship with VitroTech and are always available should the company seek advice on any areas of the capital markets.

If you have any questions, please feel free to call me directly.

Sincerely,

Bill Corbett
CEO